EXHIBIT 21.1


                            HAMPSHIRE GROUP, LIMITED
                            SCHEDULE OF SUBSIDIARIES
                                DECEMBER 31, 2004


                                   State/Country of    Percentage of Voting
                                   Incorporation or     Securities Owned by
  Name of Subsidiary                 Organization        Immediate Parent
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  Hampshire Designers, Inc.            Delaware                100

  Item Eyes, Inc.                      Delaware                100

  Keynote Services, Limited            Hong Kong               100

  Glamourette Fashion Mills, Inc.      Delaware                100
  (Inactive)